Exhibit 10.2
February 2, 2009
Ian Cockwell
181 Bay Street, Suite 330
Toronto, Ontario
M5J 2T3
Dear Ian:
2009 Stock Option Plan
I am pleased to advise you that the Board of Directors have confirmed the allotment to you of options under Brookfield Homes’ 2009 Stock Option Plan (“2009 SOP”) to purchase an aggregate 1,000,000 shares of common stock of Brookfield Homes Corporation (the “Shares”) at US$2.65 per share, the closing price of these Shares on the New York Stock Exchange on February 2, 2009, the date of grant.
The grant is subject to shareholder approval of our 2009 SOP. Should shareholder approval of the 2009 SOP not be obtained, the grant will be null and void.
The options issued will vest in their entirety on February 2, 2014. Once vested these options are exercisable in whole or in part up to February 2, 2019.
Vested options may be exercised at your election in either of the following methods:
(a)	through the purchase of the Underlying Shares at the option Exercise Price noted above; or

(b)	through the receipt, without payment from you, of an amount per option equivalent to the difference between the Exercise Price of the option and the price at which such securities dealer as designated by the Corporation is able to sell the Underlying Shares in the capital markets, or otherwise, on the trading day that notice is given of the exercise of the option. The transfer costs incurred to issue the Underlying Shares will be deducted from the net proceeds payable to the Participant.
You may exercise your vested options in whole or in part by delivery of written notice to the Corporation directed to it at its administrative office in Toronto, Ontario, attention of the Chief Financial Officer, specifying how you wish to exercise your options. In the case of method (a), please also indicate the number of Shares to be purchased accompanied by payment of the total price of such Shares. In the case of method (b), please indicate the number of options to be exercised.

Vested options may not however be exercised as to less than 100 shares in the case of any one exercise unless such exercise would entirely exhaust the options.
In the event of your death prior to the exercise of your then vested options, your spouse or beneficiary, if other than your spouse, shall have the right to exercise the vested options and those options which vest within six months of the date of your death.
In the event of your termination of employment for reasons other than your death or retirement, your then vested options must be exercised within two months of the date of your termination of employment.
Except as aforesaid, options which have not vested at the date of your death or termination of employment shall be cancelled.
Nothing herein contained shall affect the right of the Corporation to terminate your services, responsibilities, duties and authority to represent the Corporation or any of its Subsidiaries at any time for any reason whatever. All decisions made by the Board of Directors with regard to any questions arising hereunder or under the 2009 SOP, whether of interpretation or otherwise, shall be binding and conclusive on you and your legal personal representatives and upon the Corporation and its successors. Words defined in the 2009 SOP and not otherwise defined herein shall have the meaning assigned to them in the 2009 SOP. A copy of the 2009 SOP is available for your perusal.
Please acknowledge acceptance hereof by affixing your signature where indicated and returning the copy so signed to the Corporation, attention of the Chief Financial Officer. It is to be understood that by signing and returning such copy, you will be deemed to have agreed to all the terms and conditions of this letter and of the 2009 SOP.

Yours truly, Brookfield Homes Corporation
By:	/s/ SHANE D. PEARSON
Shane D. Pearson
Vice President & Secretary

I acknowledge having received the foregoing letter and agree to its terms and conditions and those of the 2009 Stock Option Plan.

Date:	February 2, 2009

Signature:	/s/ IAN G. COCKWELL